Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ALFACELL CORPORATION

                              * * * * * * * * * * *

          Alfacell Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY;

          FIRST: That the Board of Directors of said Corporation, at a meeting of its members, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

          RESOLVED, that the first sentence of Article 4 of the Certificate of Incorporation be amended to read in its entirety as set forth below:

               "4. Number of Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is forty-one million (41,000,000) shares, of which forty million (40,000,000) shares shall be Common Stock, par value $.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $.001 per share".

          SECOND: That the remainder of Article 4 of the Certificate of Incorporation of said Corporation shall remain unchanged.

          THIRD: That at the Annual Meeting of Stockholders of the Corporation, the holders of a majority of the outstanding stock entitled to vote thereon voted in favor of said amendments in accordance with the provisions of Section 216 and 242 of the General Corporation Law of the State of Delaware.

          FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 216 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Alfacell Corporation has caused this certificate to be signed by Kuslima Shogen, its Chairman and Chief Executive Officer and attested to by Gail Fraser, Secretary of the Corporation, this 26th of December 1997.


                                        By: /s/ KUSLIMA  SHOGEN
                                            ------------------------------------
                                            KUSLIMA  SHOGEN, Chairman
                                               and Chief Executive Officer


ATTEST:


By: /s/ Gail Fraser
    --------------------------------
    Gail Fraser, Secretary


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